Exhibit 99.2

MIG Announces Plans for Meeting of Stockholders for the Election of Directors

    CHARLOTTE, N.C.--(BUSINESS WIRE)--Feb. 9, 2005--Metromedia International Group, Inc. (the "Company" or "MIG") (OTCBB: MTRM) (Pink
Sheets: MTRMP), the owner of interests in various communications and media businesses in Russia and the Republic of Georgia, announced today the following with respect to its intention to hold a special meeting for, among other things, the election of directors:

    -- If the Company enters into a definitive transaction agreement on or prior to March 7, 2005 in respect of a sale transaction that requires stockholder approval, then it will also provide for the election of directors at the meeting of stockholders held to vote on such sale transaction.

    -- If the Company does not enter into a definitive agreement in respect of such a sale transaction on or prior to March 7, 2005, then the Company's Board of Directors will promptly meet for the purpose of calling a meeting of stockholders for the election of directors.

    Mark Hauf, Chairman and Chief Executive Officer of the Company, stated, "Although the Company remains optimistic that it will enter into a definitive merger agreement in connection with the previously announced proposal to acquire the Company by merger, there can be no assurances that any transaction will take place or the timing of any such transaction. However, in the event that a definitive transaction agreement in respect of a sale transaction requiring stockholder approval is entered into in the very near future, the approach outlined above will enable the Company to avoid the significant expense and distraction associated with holding two meetings of stockholders. Alternatively, if a definitive transaction agreement is not entered into in the very near future, the Company will move expeditiously to assure that its stockholders are able to exercise their right to elect directors."

    About Metromedia International Group

    Through its wholly owned subsidiaries, the Company owns interests in communications businesses in Russia and the Republic of Georgia. Since the first quarter of 2003, the Company has focused its principal attentions on the continued development of its core telephony businesses, and has substantially completed a program of gradual divestiture of its non-core cable television and radio broadcast businesses. The Company's core telephony businesses include PeterStar, the leading competitive local exchange carrier in St. Petersburg, Russia, and Magticom, the leading mobile telephony operator in the Republic of Georgia.

    This news release contains certain forward-looking statements that involve risks and uncertainties, including in particular those regarding the likelihood that any strategic transaction will take place or the value that might be realized by MIG's stakeholders upon the consummation of any such transaction. Various other factors beyond the Company's control could cause or contribute to such risks and uncertainties. This also includes such factors as are described from time to time in the SEC reports filed by the Company, including the Current Annual Report on Form 10-K for the year ended December 31, 2003, the Company's Form 10-Q for the fiscal quarters ended March 31, 2004, June 30, 2004 and September 30, 2004 and its most recently filed Form 8-K reports (dated April 5, 2004, April 26, 2004, May 7, 2004, May 18, 2004, June 25, 2004, July 9, 2004, July 14, 2004, July 26,
2004, August 4, 2004, October 19, 2004, November 4, 2004, November 16,
2004, November 22, 2004, December 9, 2004 and January 6, 2005). The Company is not under, and expressly disclaims any, obligation to update the information in this news release for any future events, including changes in its cash balances or other events affecting liquidity.

    Please visit our website at www.metromedia-group.com.

    CONTACT: Metromedia International Group, Inc., Charlotte
             Ernie Pyle, 704-321-7383
             investorrelations@mmgroup.com
             www.metromedia-group.com